Exhibit 4.5

Eltek Ltd.

20 Ben Zion Gelis Street, Sgoola Industrial Zone,
Petach Tikva 4927920, Israel

________, 2019

To Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the Rights Offering by Eltek Ltd. (“Eltek”) of an aggregate of [________] ordinary shares, par value NIS 3.00, of Eltek (“Ordinary Shares”) at a subscription price of $[__] per Ordinary Share (the “Subscription Price”), pursuant to the exercise of non-transferable subscription rights (“Subscription Rights”) distributed to all holders of record of Ordinary Shares of Eltek as of the close of business on [________], 2019 (the “Record Date”). The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

Each beneficial owner of Ordinary Shares registered in your name or the name of your nominee is entitled to one Subscription Right for every [______] Ordinary Shares owned by such beneficial owner on the Record Date (the “Subscription Rights”). Each Subscription Right also carries the right to over-subscribe at the Subscription Price for additional Ordinary Shares (subject to proration if necessary) up to the total amount of Ordinary Shares remaining upon completion of the Subscription Rights. Holders of Ordinary Shares will not receive fractional Subscription Rights, but instead Subscription Rights will be rounded down to the nearest whole number.

We are asking you to contact your clients for whom you hold Ordinary Shares registered in your name or in the name of your nominee as of the Record Date to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Subscription Rights Certificate;
3.	Instructions as to Use of Subscription Certificates;
4.	Form of Letter to Clients of Nominee Holders;
5.	Form of Beneficial Owner Election Form; and
6.	Form of Nominee Holder Certification.

Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., New York City Time, on [________], 2019 (the “Expiration Date”).

To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus supplement prior to the Expiration Date.

Additional copies of the enclosed materials may be obtained by contacting us at (972) 3-9395025 or the Information Agent for the Rights Offering, D.F. King, toll free at: (800)-283-2170.

Very truly yours, ELTEK LTD.